EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BAYOU STEEL CORPORATION'S BOARD OF DIRECTORS
ADOPTS STOCKHOLDER RIGHTS PLAN

LaPlace, Louisiana (May 27, 2004) – Bayou Steel Corporation today announced that its Board of Directors approved a Stockholder Rights Plan and declared a dividend distribution of one Stock Purchase Right on each outstanding share of the Company's Common Stock.

The Rights Plan is designed to assure that all of the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of the Company without addressing the legitimate interests of the Company and its stockholders.

The Rights Plan is not designed or intended to prevent an acquisition of Bayou Steel on terms that are favorable and fair to all stockholders, unless at the time the interests of the Company and its stockholders would be better served by remaining independent.

Under the Rights Plan, the Rights will not become exercisable until the earlier to occur of (i) 10 days following a public announcement that a person or group has acquired 15% or more of the Company’s outstanding Common Stock or (ii) 10 business days (unless extended by the Company’s Board) following the commencement of a tender offer, the consummation of which would result in the ownership by a person or group of 15% or more of the outstanding Common Stock. Once the Rights become exercisable, each Right will entitle stockholders (other than such acquiring person or members of such acquiring group) to purchase a number of shares of Common Stock having a market value equal to twice the exercise price of the Rights.

If the Company is acquired in a merger or other business combination transaction, each holder of a Right will be entitled to purchase, at the Right's exercise price, a number of the acquiring company's common shares having a market value equal to twice such exercise price.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Common Stock, the Rights are redeemable for $.001 per Right at the option of the Board of Directors.

The Rights Plan does not affect the acquisition or ownership of stock by the Company, any subsidiary or any employee benefits plan of the Company.

The dividend distribution will be made to all stockholders of record at the close of business on May 28, 2004, and will also attach to shares of Common Stock issued by the Company after that date. Until the Rights become exercisable, the Rights generally will be evidenced by the certificate for and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights.

Upon the Rights becoming exercisable, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The Rights will expire on May 27, 2014.

Bayou Steel Corporation manufactures light structural and merchant bar products in LaPlace, Louisiana and Harriman, Tennessee. The Company also operates stocking locations along the inland waterway system near Pittsburgh, Chicago, and Tulsa.